Exhibit 10.49

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Termination Agreement”) is entered into as of March 18, 2021, by and among Akers Biosciences Inc., a New Jersey corporation (“Akers”), Cystron Biotech LLC, a Delaware limited liability company (“Cystron”), [***], an individual, Premas Biotech Pvt. Ltd. (“Premas”), Cutter Miller Capital LLC (“CMC”) and Run Ridge LLC (“Run Ridge,” and, together with [***], Premas and CMC, the “Cystron Sellers”). The Cystron Sellers, together with Akers and Cystron, are referred to herein as the “Parties,” and each, a “Party”.

RECITALS:

WHEREAS, Akers, XYZ Merger Sub Inc. (“Merger Sub”), and MYMD Pharmaceuticals, Inc. (“MYMD”) have entered into that certain Agreement and Plan of Merger and Reorganization, dated November 11, 2020 (the “Merger Agreement”), whereby, among other things, MYMD will merge with and into Merger Sub, becoming a wholly-owned subsidiary of Akers and, in connection with the merger, the holders of the outstanding equity of MYMD immediately prior to the merger will own approximately 80% of the outstanding equity of Akers immediately following the merger (the “Merger Transactions”);

WHEREAS, the Parties (other than [***]) are entering into that certain Contribution and Assignment Agreement, dated as of the date hereof, with Oravax Medical Inc., a Delaware corporation (the “Successor Company”), pursuant to which Akers will (a) at the Closing (as defined therein) cause Cystron to contribute all of the Assigned Assets (as defined therein) excluding the Excluded Assets (as defined therein) and all of the Assigned Liabilities (as defined therein) excluding the Excluded Liabilities (as defined therein), (b) on or prior to the Closing, contribute the Cash Contribution (as defined therein) specified in more detail therein, and (c) at the Closing, pay the License Agreement Outstanding Payments (as defined therein), in each case, to the Successor Company (the “Contribution Agreement);

WHEREAS, as a condition and an inducement to Akers and Cystron to enter into the Contribution Agreement and consummate the transactions contemplated thereby, effective as of the Closing Date (as defined in the Contribution Agreement), the Cystron Sellers and Akers desire to terminate that certain Membership Interest Purchase Agreement, dated as of March 23, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Purchase Agreement”), including, without limitation, the obligations set forth in Section 2.02 of the Purchase Agreement in respect of any Royalty Payments;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1. Definitions. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Purchase Agreement.

2. Termination of the Purchase Agreement. The Purchase Agreement, including, without limitation, Section 2.02 of the Purchase Agreement, is terminated effective concurrently with the consummation of the transactions contemplated by the Contribution Agreement and thereafter shall be of no further force and effect whatsoever. Without limiting the generality or effect of the immediately preceding sentence, from and after the execution and delivery of this Termination Agreement, the Parties shall have no further rights, obligations, duties or liabilities of any kind or nature whatsoever between or among them in any way related to, connected with or otherwise respecting the Purchase Agreement (including, without limitation, Section 2.02 of the Purchase Agreement).

3. Acknowledgments and Waiver. Notwithstanding the provisions of Section 2.02(a)(iii) and/or Section 2.02(d) of the Purchase Agreement, no Equity Trigger Milestone and/or Change of Control Payment shall result from the Merger Transactions, the other transactions contemplated by the Merger Agreement or the transactions contemplated by the Contribution Agreement (collectively, the “Transactions”). The Cystron Sellers hereby irrevocably waive any and all payments under the Purchase Agreement (whether payable in cash or shares of Akers’ common stock) which may be triggered by or arise as a result of the Transactions. In addition, and without limiting the generality of the foregoing, Akers’ and Cystron’s consummation of the transactions contemplated by the Contribution Agreement shall be in full and final satisfaction of any and all amounts that are payable or may become payable (whether currently due or to become due in the future) under the Purchase Agreement. The Cystron Sellers agree that no payments under the Purchase Agreement are currently outstanding or accrued and unpaid.

4. Release of Claims.

(a) Cystron Release. Effective as of the Closing (as defined in the Contribution Agreement), each Cystron Releasor, for itself and for each Cystron Releasor’s Associated Parties, hereby generally, irrevocably, unconditionally and completely settles, remises, acquits and fully and forever releases and discharges each of the Akers Releasees from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Claims. Each Cystron Releasor covenants and agrees never to commence, voluntarily aid in any way, prosecute, or cause to be commenced or prosecuted against the Akers Releasees, any action or other proceeding based upon any of the Claims. Effective for all purposes as of the Closing (as defined in the Contribution Agreement), each Cystron Releasor, on behalf of itself and each of each Cystron Releasor’s Associated Parties, waives and relinquishes any rights, claims, and benefits which each Cystron Releasor or any of each Cystron Releasor’s Associated Party may have under any statute or common law principle of any jurisdiction which provides, generally, that a general release does not extend to Claims which a creditor does not know or suspect to exist in its, his or her favor at the time of executing the release, which if known by it, him or her must have materially affected its, his or her settlement with the debtor. Each Cystron Releasor, on behalf of itself and each of each Cystron Releasor’s Associated Parties, acknowledges that each Cystron Releasor and each of each Cystron Releasor’s Associated Parties may hereafter discover facts in addition to or different from those which each Cystron Releasor or any of each Cystron Releasor’s Associated Parties now know or believe to be true with respect to the subject matter of this Release, but it is each Cystron Releasor’s intention, on behalf of each Cystron Releasor and each of each Cystron Releasor’s Associated Parties, to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected or unsuspected, which now exist, may exist or heretofore have existed between any of each Cystron Releasor or each Cystron Releasor’s Associated Parties, on the one hand, and any Akers Releasee, on the other hand, with respect to the subject matter of this Release. In furtherance of this intention, the releases in this Section 4 shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts before or after the signing of this Release.

(b) Akers Release. Effective as of the Closing (as defined in the Contribution Agreement), each Akers Releasor, for itself and for each Akers Releasor’s Associated Parties, hereby generally, irrevocably, unconditionally and completely settles, remises, acquits and fully and forever releases and discharges each of the Cystron Releasees from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Claims. Each Akers Releasor covenants and agrees never to commence, voluntarily aid in any way, prosecute, or cause to be commenced or prosecuted against the Cystron Releasees, any action or other proceeding based upon any of the Claims. Effective for all purposes as of the Closing (as defined in the Contribution Agreement), each Akers Releasor, on behalf of itself and each of each Akers Releasor’s Associated Parties, waives and relinquishes any rights, claims, and benefits which each Akers Releasor or any of each Akers Releasor’s Associated Party may have under any statute or common law principle of any jurisdiction which provides, generally, that a general release does not extend to Claims which a creditor does not know or suspect to exist in its, his or her favor at the time of executing the release, which if known by it, him or her must have materially affected its, his or her settlement with the debtor. Each Akers Releasor, on behalf of itself and each of each Akers Releasor’s Associated Parties, acknowledges that each Akers Releasor and each of each Akers Releasor’s Associated Parties may hereafter discover facts in addition to or different from those which each Akers Releasor or any of each Akers Releasor’s Associated Parties now know or believe to be true with respect to the subject matter of this Release, but it is each Akers Releasor’s intention, on behalf of each Akers Releasor and each of each Akers Releasor’s Associated Parties, to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected or unsuspected, which now exist, may exist or heretofore have existed between any of each Akers Releasor or each Akers Releasor’s Associated Parties, on the one hand, and any Cystron Releasee, on the other hand, with respect to the subject matter of this Release. In furtherance of this intention, the releases in this Section 4 shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts before or after the signing of this Release.

(c) Definitions. For purposes of this Section 4:

“Akers Releasees” and “Akers Releasors” shall mean Akers, Cystron and each of their respective subsidiaries, shareholders (or other equity holder), directors, officers, employees, agents, representatives, Affiliates, attorneys, and accountants, in each case whether current or former.

“Associated Parties,” when used herein with respect to a party, shall mean and include: (a) such party’s predecessors and successors; (b) such party’s past, present and future assigns; (c) any Person that such party has the power to bind (by such party’s acts or signature); (d) any Person claiming any right or privilege through or on behalf of such party; and (e) each Person which such party Controls.

“Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, whether unknown, unsuspected or undisclosed arising from or in connection with any claim or right that may be asserted or exercised by an Akers Releasor or a Cystron Releasor in respect of or based upon any representation, warranty, covenant or agreement under the Purchase Agreement, including, without limitation, Section 2.02 of the Purchase Agreement. For the avoidance of doubt, Claims shall not include any Claims arising out of any agreements between the parties after the Closing (as defined in the Contribution Agreement).

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Cystron Releasees” and “Cystron Releasors” shall mean each of the Cystron Sellers each of their respective subsidiaries, their respective shareholders (or other equity holders), directors, managers, officers, employees, agents, representatives, Affiliates, attorneys, and accountants, in each case, whether current or former.

5. Miscellaneous.

(a) Entire Agreement. This Termination Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Termination Agreement and all prior agreements or understandings, oral or written, are superseded by this Termination Agreement and are of no further force or effect. The Parties acknowledge that they are not relying on any representations, express or implied, oral or written, except for those stated in this Termination Agreement.

(b) Successors and Assigns. This Termination Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

(c) Governing Law. This Termination Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such State.

(d) Severability. All provisions, agreements, and covenants contained in this Termination Agreement are severable, and in the event any of them shall be held to be illegal, void or invalid by any competent court or under any applicable law, such provision shall be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Termination Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Termination Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

(e) Counterparts. This Termination Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Termination. This Agreement shall automatically terminate and be of no further force and effect in the event (1) the Contribution Agreement is terminated prior to the consummation of the transactions contemplated thereby or (2) the transactions contemplated by the Contribution Agreement are not consummated prior to the date that is the 90th day anniversary of the date of the execution of the Contribution Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

AKERS:

AKERS BIOSCIENCES INC.

By:	/s/ Christopher Schreiber
Name:	Christopher Schreiber
Its:	Chief Executive Officer

CYSTRON:

CYSTRON BIOTECH LLC

By:	/s/ Christopher Schreiber
Name:	Christopher Schreiber
Its:	Manager

THE CYSTRON SELLERS:

PREMAS BIOTECH PVT LTD.

By:	/s/ Prabuddha Kumar Kundu
Name:	Prabuddha Kumar Kundu
Its:	Managing Director

CUTTER MILLER CAPITAL LLC

By:	/s/ Michael Vasinkevich
Name:	Michael Vasinkevich
Its:	Authorized Signatory

RUN RIDGE LLC

By:	/s/ Craig M. Schwabe
Name:	Craig M. Schwabe
Its:	Authorized Signatory

/s/ [***]
[***]

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Termination and Release Agreement